Exhibit 99.1

Investor Contact: Michael J. Carlotti	Media Contact: Laura Olson-Reyes
(702) 584-7995	(702) 584-7742
mcarlotti@ballytech.com	lolson-reyes@ballytech.com

BALLY TECHNOLOGIES, INC. REPORTS RECORD FIRST QUARTER DILUTED EPS OF $0.52 ON RECORD FIRST QUARTER REVENUES OF $237 MILLION

•                  NET INCOME INCREASES BY 42 PERCENT ON REVENUE GROWTH OF 26 PERCENT; INTERNATIONAL REVENUES UP 28 PERCENT

•                  NEW GAMING DEVICE SALES OF 6,598 UNITS, UP 28 PERCENT

•                  INSTALLED BASE OF RENTAL AND DAILY-FEE GAMES OF 13,089 UNITS, UP 49 PERCENT

•                  SYSTEMS REVENUE UP 33 PERCENT TO $52 MILLION

•                  COMPANY NARROWS FISCAL 2009 DILUTED EPS GUIDANCE TO RANGE OF $2.15 TO $2.45

LAS VEGAS, November 6, 2008 — Bally Technologies, Inc. (NYSE: BYI), a leader in slots, video machines, casino management systems, and networked solutions for the global gaming industry, announced today diluted earnings per share (“Diluted EPS”) for the three months ended September 30, 2008 of $0.52 and revenue of $237 million, a 41-percent increase and a 26-percent increase over the prior year period, respectively.

“The continued momentum in all of our technology businesses drove first-quarter earnings,” said Richard M. Haddrill, the Company’s Chief Executive Officer. “Despite challenging economic and capital market conditions, we continue to grow our businesses through innovation and execution, which are driving market-share gains.”

“Our balance sheet and liquidity position are very strong,” added Robert C. Caller, the Company’s Chief Financial Officer.  “Our recently completed $300 million financing gives us the flexibility we need to grow and take advantage of current market opportunities at a reasonable cost.  Also, we continue to improve our infrastructure, which has contributed to a reduction in selling, general and administrative expenses to 25 percent of revenue in the current quarter from 28 percent in the same period last year.”

First Quarter Fiscal 2009 Highlights

	Three Months Ended September 30,
	2008	2007
	(dollars in millions, except per share amounts)
Revenues:
Bally Gaming and Systems	$227.4	$177.6
Casino Operations	10.0	11.4
Total revenue	$237.4	$189.0

Net income	$30.3	$21.3
Adjusted EBITDA	$72.6	$58.5
Diluted EPS	$0.52	$0.37

Three Months Ended September 30, 2008 Compared with Three Months Ended September 30, 2007

•                  Total revenues increased 26 percent to $237 million as compared with $189 million in the same period last year.

•                  Operating income increased 30 percent to $53 million as compared with $41 million in the same period last year.

•                  Operating margin was 23 percent as compared with 22 percent in the same period last year.

•                  Net income increased 42 percent to $30 million, as compared with $21 million in the same period last year.

•                  Adjusted EBITDA increased 24 percent to $73 million as compared with $59 million in the same period last year.

•                  Selling, general and administrative (“SG&A”) expenses declined to 25 percent of total revenue from 28 percent for the same period last year.

During the first quarter of fiscal 2009, the Company repurchased approximately 326,000 shares of its common stock for $11 million.  Since October 1, 2008, under the Company’s 10b-5 plan, an additional approximately 393,000 shares were repurchased for $10 million, leaving $79 million remaining under its share-repurchase authorization.

On September 29, 2008, the Company entered into a new $225 million term loan and a new $75 million revolving credit facility, which both mature in 2012.  The Company also has the option to increase the size of the term loan and / or revolving credit facility by up to $50 million in the aggregate, if certain conditions are met.  The proceeds were used to repay the existing term loan of $290 million and to pay for transaction fees and expenses. The interest rate is set at LIBOR plus 3.25 percent through March 2009 and thereafter is subject to a leverage-based pricing grid with pricing ranging from LIBOR plus 2.75 percent to 3.25 percent.

Unaudited summary financial information for the Bally Gaming Equipment and Systems segment for the three months ended September 30, 2008 and 2007 is presented below:

	Three Months Ended September 30,
		%		%
	2008	Rev	2007	Rev

Revenues:
Gaming Equipment	$107.3	47%	$84.3	48%
Gaming Operations	67.8	30%	54.1	30%
Systems	52.3	23%	39.2	22%
Total revenues	$227.4	100%	$177.6	100%

Gross Margin:
Gaming Equipment (1)	$47.4	44%	$38.9	46%
Gaming Operations	47.2	70%	36.0	67%
Systems(1)	36.6	70%	30.0	77%
Total gross margin	$131.2	58%	$104.9	59%

Selling, general and administrative	$48.1	21%	$41.0	23%
Research and development costs	19.9	9%	13.3	8%
Depreciation and amortization	4.1	2%	3.9	2%
Operating income	$59.1	26%	$46.7	26%

(1)  Gross Margin from Gaming Equipment and Systems excludes amortization related to certain intangibles, including core technology and license rights, which are included in depreciation and amortization.

	Three Months Ended September 30,
	2008	2007
Operating Statistics
New gaming devices	6,598	5,151
Original Equipment Manufacturer (“OEM”) units	465	—
New unit Average Selling Price (“ASP”)	$14,062	$13,275

End-of-period installed base:
Gaming monitoring units installed base	314,000	291,000
Casino management systems installed base	608	558
Systems managed cashless games	282,000	233,000

Wide-area progressive	1,001	936
Local-area progressive	248	423
Total linked progressive systems	1,249	1,359

Rental and daily-fee games (1)	13,089	8,774
Lottery systems	8,122	8,004
Centrally determined systems (1) (2)	43,523	40,284

(1)   Certain devices previously included in centrally determined systems that were converted to standalone devices have been reclassified to rental and daily-fee games.

(2)   Daily-fee revenue from approximately 7,844 and 7,859 units included in centrally determined systems end-of-period installed base total as of September 30, 2008 and 2007, respectively, is currently being deferred based upon the completion of certain contractual commitments necessary to recognize the revenue under our revenue-recognition policy.

“We shipped 6,598 new gaming sale units in the current quarter,” said Gavin Isaacs, the Company’s Chief Operating Officer.  “We are pleased with our steady increase in North America ship share and our ability to leverage our broad product portfolio across a diversified range of customers including Native American, lottery, and international.  We attribute this success to our continued investments in game content and our recent investments in our international infrastructure.  We are also excited about our new game content based on customer feedback leading into this year’s Global Gaming Expo (G2E).”

“Our stream of new and enhanced system products continues to drive real business benefits for our customers,” noted Ramesh Srinivasan, the Company’s Executive Vice President — Systems.  “Our iVIEW™ and iVIEW Display Manager, Business Intelligence Solutions™, Power Banking™, Live Rewards™, and Version 11.0 products that will be on display during G2E offer great value for our customers and position us as the gaming technology company that offers the most powerful suite of systems and networked-floor solutions for today, tomorrow, and the long term.”

Highlights of Certain Results for the Three Months Ended September 30, 2008

Gaming Equipment

•                  Revenues increased 27 percent to approximately $107 million as compared with the same period last year.

•                  New gaming device sales increased 28 percent to 6,598 units as compared with 5,151 units in the same period last year.

•                  New unit sales to international customers increased 32 percent to 1,399 units, or 21 percent of our total new unit shipments as compared with the same period last year.

•                  Average selling price (“ASP”) of new gaming devices, excluding OEM sales, increased 6 percent to a record $14,062 per unit, primarily as a result of product mix.

•                  Gross margin decreased to 44 percent from 46 percent in the same period last year, primarily due to inventory and other charges and sales of 465 lower-margin OEM units during the period.

Gaming Operations

•                  Revenues increased 25 percent to approximately $68 million as compared with the same period last year, primarily driven by a 49-percent increase in the installed base of rental and daily fee games due to the popularity of our premium products and conversion of older Class II devices.

•                  Gross margin increased to 70 percent from 67 percent for the same period last year, principally due to the significant increases in both rental and participation revenue which had minimal associated variable costs.

Systems

•                  Revenues increased 33 percent to approximately $52 million as compared with the same period last year, primarily as a result of continued acceptance of the Company’s products including the Company’s iVIEW player-communication network and Power Bonusing™ software.

•                  Gross margin declined to 70 percent from 77 percent for the same period last year primarily as a result of the increased mix of lower margin hardware sales recognized in the current quarter, when compared with last year.  The Company continues to expect gross margins on its systems business to range between 70 and 75 percent.

•                  Maintenance revenues increased to approximately $12 million from approximately $10 million in the same period last year.

Business Update - Fiscal 2009

The Company also narrowed the range for its fiscal 2009 guidance for Diluted EPS to $2.15 to $2.45 from an earlier range of $2.10 to $2.50. This represents estimated growth of 16 to 32 percent over fiscal 2008 Diluted EPS.  This narrowed guidance is based upon better visibility into the fiscal year and considers a weakened economy and increased capital challenges for certain customers, offset by the Company’s expected continued strong competitive position and ongoing cost-saving initiatives.

The Company has provided this updated range of earnings guidance for fiscal 2009 to give investors general information on the overall direction of its business at this time. The guidance provided is subject to numerous uncertainties, including, among others, overall economic and capital market conditions, the market for gaming devices and systems, competitive product introductions, complex revenue recognition rules related to the Company’s business, and assumptions about the Company’s new product introductions and regulatory approvals.  The Company may update this fiscal 2009 guidance from time to time as the year progresses.

Non-GAAP Financial Measures

The following table reconciles the Company’s net income, as determined in accordance with generally accepted accounting principles (“GAAP”), to Adjusted EBITDA:

	Three Months Ended
	September 30,
	2008	2007
	(in 000s)
Net income	$30,304	$21,282
Interest expense, net	3,937	6,260
Income tax expense	17,137	13,109
Depreciation and amortization	17,649	14,115
Share-based compensation	3,558	3,734
Adjusted EBITDA	$72,585	$58,500

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, including asset charges and share-based compensation) is a supplemental non-GAAP financial measure used by the Company’s management and is commonly used by industry analysts to evaluate the Company’s financial performance.  Adjusted EBITDA provides additional information about the Company’s ability to service debt and is frequently used by investors and financial analysts in the gaming industry in measuring and comparing Bally’s leverage, liquidity, and operating performance to other gaming companies.  Adjusted EBITDA should not be considered an alternative to operating income or net cash from operations as determined in accordance with GAAP.  Not all companies calculate Adjusted EBITDA the same way and the Company’s presentation may be different from those presented by other companies.

The following table reconciles the Company’s Diluted EPS, as determined in accordance with GAAP, to the Adjusted EPS:

	Three
	Months Ended
	September 30,	Fiscal 2009 Range
	2008	Low	High
Diluted EPS	$0.52	$2.15	$2.45
Share-based compensation, net of income tax benefit	0.04	0.19	0.19
Adjusted EPS	$0.56	$2.34	$2.64

The Company provides Adjusted EPS for the three months ended September 30, 2008 and the estimated range of Adjusted EPS for fiscal 2009 in this press release as additional information regarding the Company’s operating results for the three months ended September 30, 2008 and expected operating results for fiscal 2009.  Adjusted EPS adds back the impact of stock-based compensation, net of tax, to Diluted EPS as determined in accordance with GAAP. The Company believes that this presentation of Adjusted EPS facilitates investors’ understanding of Bally’s historical operating trends because it provides important supplemental information in evaluating the operating results of the business. Adjusted EPS is not an alternative to Diluted EPS as determined in accordance with GAAP.

Earnings Conference Call and Webcast

As previously announced, the Company is hosting a conference call and webcast at 4:30 p.m. EST (1:30 p.m. PST) on Thursday, November 6. The conference-call dial-in number is 866-831-6247 or 617-213-8856 (passcode: Bally) and the webcast can be accessed by visiting www.BallyTech.com and selecting “Investor Relations.” Interested parties should initiate the call and webcast process at least five minutes prior to the beginning of the presentation. For those who miss this event, an archived version will be available at www.BallyTech.com until December 6, 2008.

About Bally Technologies, Inc.

With a history dating back to 1932, Las Vegas-based Bally Technologies designs, manufactures, operates, and distributes advanced gaming devices, systems, and technology solutions worldwide. Bally’s product line includes reel-spinning slot machines, video slots, wide-area progressives and Class II, lottery, and central-determination games and platforms. As the world’s No. 1 gaming systems company, Bally also offers an array of casino management, slot accounting, bonusing, cashless and table management solutions. The Company also owns and operates the Rainbow Casino in Vicksburg, Miss. Additional Company information, including the Company’s investor presentations, can be found at www.BallyTech.com.

This news release may contain “forward-looking” statements within the meaning of the Securities Act of 1933, as amended, and is subject to the safe harbor created thereby. Such information involves important risks and uncertainties that could significantly affect the results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements.  Future operating results may be adversely affected as a result of a number of risks that are detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update the information in this press release and represents that the information is only valid as of today’s date.

— BALLY TECHNOLOGIES, INC. —

BALLY TECHNOLOGIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	September 30,
	2008	2007
	(in 000s, except per share amounts)
Revenues:
Gaming equipment and systems	$159,574	$123,532
Gaming operations	67,776	54,078
Casino operations	10,048	11,420
	237,398	189,030
Costs and expenses:
Cost of gaming equipment and systems (1)	75,592	54,663
Cost of gaming operations	20,560	18,059
Direct cost of casino operations	4,355	4,712
Selling, general and administrative	58,437	52,271
Research and development	19,871	13,309
Depreciation and amortization	5,106	4,854
	183,921	147,868
Operating income	53,477	41,162

Other income (expense):
Interest income	1,156	977
Interest expense	(5,093)	(7,237)
Other, net	(2,566)	877

Income before income taxes and minority interest	46,974	35,779
Income tax expense	(17,137)	(13,109)
Minority interest	467	(1,388)

Net income	$30,304	$21,282

Basic and diluted earnings per share:
Basic earnings per share	$0.55	$0.39
Diluted earnings per share	$0.52	$0.37

Weighted average shares outstanding:
Basic	55,070	54,043
Diluted	58,124	57,416

(1) Cost of gaming equipment and systems excludes amortization related to certain intangibles, including core technology and license rights, which are included in depreciation and amortization.

BALLY TECHNOLOGIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	June 30,
	2008	2008
	(in 000s, except share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$57,316	$66,570
Restricted cash	12,500	13,111
Accounts and notes receivable, net of allowances for doubtful accounts of $11,498 and $12,055	207,071	215,762
Inventories	80,907	94,238
Income tax receivable	11,810	8,534
Deferred income tax assets	68,816	68,816
Deferred cost of revenue	54,036	58,983
Other current assets	21,681	21,673
Total current assets	514,137	547,687

Restricted long-term investments	10,551	10,469
Long-term receivables	10,870	10,653
Property, plant and equipment, net	70,710	71,107
Leased gaming equipment, net	95,509	101,280
Goodwill	162,136	162,727
Intangible assets, net	34,171	36,249
Deferred income tax assets	10,746	10,734
Long-term deferred cost of revenue	35,820	35,211
Other assets, net	18,884	9,007
Total assets	$963,534	$995,124
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$31,631	$44,888
Accrued liabilities	49,895	63,328
Customer deposits	19,357	29,496
Jackpot liabilities	14,560	13,614
Deferred revenue	119,727	129,909
Current maturities of long-term debt and capital leases	35,306	13,163
Total current liabilities	270,476	294,398

Long-term debt and capital leases, net of current maturities	253,457	291,341
Long-term deferred revenue	58,649	55,691
Other income tax liability	18,750	18,750
Other liabilities	7,730	9,837
Total liabilities	609,062	670,017
Minority interest	902	1,782
Commitments and contingencies
Stockholders’ equity:
Special stock, 10,000,000 shares authorized: Series E, $100 liquidation value; 115 shares issued and outstanding	12	12
Common stock, $.10 par value; 100,000,000 shares authorized; 56,722,000 and 56,318,000 shares issued and 55,202,000 and 55,144,000 outstanding	5,666	5,626
Treasury stock at cost, 1,520,000 and 1,174,000 shares	(36,716)	(25,041)
Additional paid-in capital	314,694	302,146
Accumulated other comprehensive income	296	1,268
Retained earnings	69,618	39,314
Total stockholders’ equity	353,570	323,325
Total liabilities and stockholders’ equity	$963,534	$995,124